Exhibit B

Schedule of Transactions in the Shares

Trade Date	Purchase/Sale/Gift	Quantity	Price ($)
4/03/25	Purchase	209,535	$16.9668 (1)
4/04/25	Purchase	492,631	$15.9042 (2)
4/04/25	Purchase	5,000	$16.4579 (3)
4/07/25	Purchase	126,465	$15.5772 (4)
4/07/25	Purchase	11,589	$15.9810 (5)

(1)	This constitutes the weighted average purchase price. The prices range from $16.68 to $17.485. The Reporting Person will provide upon request by the Securities and Exchange Commission staff (the “SEC Staff”), the issuer, or a security holder of the issuer, full information regarding the number of shares purchased at each separate price.

(2)	This constitutes the weighted average purchase price. The prices range from $15.40 to $16.39. The Reporting Person will provide upon request by the SEC Staff, the issuer, or a security holder of the issuer, full information regarding the number of shares purchased at each separate price.

(3)	This constitutes the weighted average purchase price. The prices range from $16.40 to $16.575. The Reporting Person will provide upon request by the SEC Staff, the issuer, or a security holder of the issuer, full information regarding the number of shares purchased at each separate price.

(4)	This constitutes the weighted average purchase price. The prices range from $14.97 to $15.96. The Reporting Person will provide upon request by the SEC Staff, the issuer, or a security holder of the issuer, full information regarding the number of shares purchased at each separate price.

(5)	This constitutes the weighted average purchase price. The prices range from $15.97 to $15.99. The Reporting Person will provide upon request by the SEC Staff, the issuer, or a security holder of the issuer, full information regarding the number of shares purchased at each separate price.